UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 1

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 18, 2016 (December 28, 2015)

Date of report (Date of earliest event reported)

SOLAZYME, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35189	33-1077078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

225 Gateway Boulevard South San Francisco, CA 94080		94080
(Address of Principal Executive Offices)		(Zip Code)

(650) 780-4777

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities

As previously disclosed in a Current Report on Form 8-K filed by Solazyme, Inc. (the “Company”) on December 28, 2015, the Company entered into a warrant exchange agreement (the “Exchange Agreement”) with Archer-Daniels-Midland Company (the “Holder”), pursuant to which such Holder agreed to exchange (the “Exchange”) certain warrants for shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), with the settlement of the second tranche of shares covered by the Exchange expected to occur on February 18, 2016 (the “February Issuance”). On February 17, 2016 the Company and the Holder amended the Exchange Agreement (the “Amended Exchange Agreement”) to provide that the Company’s Exchange consideration for the February Issuance portion (the “Amended Exchange”) would instead be (x) $1.25 million paid to the Holder in cash no later than February 19, 2016, and (y) the issuance of a number of shares of Common Stock (expected to occur on April 1, 2016) equal to $1.25 million divided by the average daily closing share price of the Company’s Common Stock over the five consecutive trading days ending on the trading day prior to April 1, 2016. The Company may choose to pay cash in lieu of all or a portion of the shares issuable to the Holder pursuant to the Amended Exchange Agreement.

The issuance of the Common Stock is being made in reliance on the exemption from registration contained in Section 3(a)(9) of the Securities Act of 1933, as amended.

Item 7.01 Regulation FD Disclosure.

The information set forth in Item 3.02 of this Amendment No. 1 to Current Report on Form 8-K is hereby incorporated by reference into this Item 7.01.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SOLAZYME, INC.
(Registrant)

Date: February 18, 2016	By:	/s/ PAUL T. QUINLAN
Paul T. Quinlan
General Counsel and Secretary